EXHIBIT 24.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


    We have issued our report dated March 29, 1996, which included an explanatory paragraph with respect to the Company's ability to continue as a going concern, accompanying the financial statements of Halsey Drug Co., Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Amendment No. 3 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".


GRANT THORNTON LLP
New York, New York
September 10, 1996